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                                                                    EXHIBIT 99.1


[ILEX LOGO]


                                                          NEWS
                                                          RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Jill Scoggins                        Ann Stevens
         Director of Public Relations         Director of Investor Relations
         210-391-5592, 949-8687               210-949-8230
         jscoggins@ilexonc.com                astevens@ilexonc.com


                      ILEX ONCOLOGY REPORTS FOURTH QUARTER
                            AND YEAR-END 2000 RESULTS

   -- 2001 EMPHASIS ON CAMPATH COMMERCIALIZATION AND PIPELINE ACCELERATION --

SAN ANTONIO, Texas (February 14, 2001) - ILEX(TM) Oncology, Inc. (Nasdaq: ILXO) today reported operating highlights and financial results for the quarter and year ended December 31, 2000.

"ILEX is off to a fast start this year, having taken a number of important steps in 2000 to expand and advance our product pipeline, strengthen our management team and improve our balance sheet," said President and CEO Richard L. Love. "With a near-to-market product, a robust pipeline of anti-cancer compounds and a world-class drug development team, we will aggressively pursue our drive to become a leading oncology pharmaceutical company."

YEAR 2000 OPERATING HIGHLIGHTS

o Recommendation of the Oncologic Drugs Advisory Committee to the U.S. Food and Drug Administration (FDA) for accelerated approval of the investigational drug CAMPATH(R) for patients with chronic lymphocytic leukemia (CLL) who have been treated with alkylating agents and failed fludarabine therapy



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o    Filing of an application to approve the marketing of CAMPATH in Europe

o    Addition of two novel anti-cancer compounds from BASF Pharma

o Addition of $127 million in cash through a successful equity offering, bringing the company's overall cash position to more than $200 million

o Achievement of numerous pipeline development milestones, including stepped-up patient accrual to the pivotal trials of eflornithine and OXYPRIM(TM), initiation of a Phase II trial of APOMINE(TM) in Europe, and the filing of two Investigational New Drug (IND) applications to begin human testing of NM-3 and ILX-651

o Strengthening of the senior management team, including the appointment of Ze'ev Shaked, Ph.D., an experienced drug developer and biopharmaceutical executive, to lead ILEX's overall research and development effort.

YEAR 2001 PLANS

Building on the company's numerous advances in 2000, ILEX expects to take several important steps in 2001 toward its goal of becoming an oncology-focused pharmaceutical company.

"As we begin 2001, we intend to effectively utilize our financial resources and in-house expertise to speed development of the ILEX products pipeline while working with our partners to bring our lead compound to market," Love said. Key objectives for the year include:

o REGULATORY APPROVAL AND COMMERCIALIZATION OF CAMPATH - ILEX will work with its partners, Millennium Pharmaceuticals, Inc., Schering AG and Schering's U.S. subsidiary Berlex Laboratories to ensure the successful launch of CAMPATH in both the U.S. and Europe after receiving the necessary regulatory approvals. The partners are working diligently with the FDA to finalize the package insert and design the required post-approval trial in CLL. Based on positive discussions with the agency over the last few weeks, the partners expect the FDA to issue an approval letter or a Class I complete response letter by February 20. A Class I complete response letter allows for finalization of the package insert and post-approval commitment trial over a period of up to 60 days.


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o    EXTENSIVE CAMPATH FOLLOW-ON TRIALS - ILEX and its partners will facilitate the more than 40 follow-on trials now under way or being initiated to evaluate CAMPATH in other disease settings beyond refractory CLL.

o ACCELERATED DEVELOPMENT OF THE ILEX PRODUCT PIPELINE - ILEX expects to have at least eight compounds in addition to CAMPATH in clinical development during 2001. ILEX plans to complete accrual to the eflornithine Phase III trial in superficial bladder cancer, initiate a Phase III trial of eflornithine in combination with celecoxib in patients with familial adenomatus polyposis, complete accrual to the pivotal trial of OXYPRIM, initiate additional Phase II trials of APOMINE, initiate Phase II trials of the vitamin D3 analog ILX23-7553 and define Phase II doses and schedules for NM-3, ILX-651 and Elinafide. In total ILEX plans to sponsor at least 23 clinical trials of its various product candidates - a 50% increase in development activity over last year - including 15 trials to be initiated during the year. Of the 23 trials now under way or being initiated, three are Phase III or pivotal Phase II trials, five are Phase II trials and 15 are Phase I trials.

o FOCUS ON THE DEVELOPMENT OF ILEX OWNED OR PARTNERED PRODUCTS - Because of the accelerated development of its pipeline, ILEX will begin to focus its in-house drug development capabilities on its own proprietary products, including those being jointly developed with partners. As a result, the company will begin a three-year transition out of the fee-for-service contract research business. ILEX will continue to recognize revenue from existing client projects, but does not intend to take on any new fee-for-service contracts.

o ENHANCEMENT OF DRUG DISCOVERY CAPABILITIES - ILEX recently announced the acquisition of Symphar S.A., a Swiss drug discovery firm that combines a targeted medicinal chemistry platform with expertise in the biology of nuclear receptors important in controlling such cellular functions as apoptosis, cholesterol synthesis and calcium metabolism. Symphar's research platform has led to drug candidates in several therapeutic fields, including cancer and bone disease, an important complement to ILEX's oncology pipeline. The Symphar acquisition, combined with ILEX's preclinical angiogenesis inhibition program in Boston, gives ILEX a strong capability to translate early-stage research leads into clinical drug development



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     programs. ILEX expects to begin preclinical development of at least three drug candidates from its research programs in 2001.

o As part of a strategic management realignment, Michael T. Dwyer, president of the company's CRO business, will assume new responsibilities for corporate development and the commercialization of ILEX products, in addition to continued responsibility for corporate finance and administration, in his new role as Executive Vice President and Chief Business Officer. Ze'ev Shaked, Ph.D. will continue to lead ILEX's research and development efforts as the company's new Executive Vice President and Chief Operating Officer.

FOURTH QUARTER 2000 FINANCIAL RESULTS

Total revenue for the quarter increased 15% to $6.0 million, compared with $5.2 million in the fourth quarter of 1999. This includes $5.2 million in revenue from the Company's CRO business, up 30% from $4.0 million in the same period a year ago.

Research and development (R&D) spending totaled $7.6 million, up 65% from $4.6 million in the same period a year ago, due primarily to increased development spending on the company's product pipeline, particularly for OXYPRIM(TM), Elinafide, and ILX-651.

The company's share of the loss from the CAMPATH joint venture, Millennium & ILEX Partners, L.P., totaled $1.9 million for the fourth quarter of 2000, up from a small profit in the same period a year ago. Losses in the current period are primarily attributable to sales training and pre-marketing expenses in preparation for CAMPATH commercialization.

Excluding $14.6 million related to in-process R&D, total net loss for the fourth quarter of 2000 was $7.9 million, or a loss of $0.31 per share, compared to a net loss of $2.8 million, or a loss of $0.15 per share, in the fourth quarter of 1999.

As of December 31, 2000, ILEX had $202.8 million in cash, cash equivalents, restricted securities, and marketable securities.




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YEAR 2000 FINANCIAL RESULTS

Total revenue for 2000 increased 54% to $27.6 million, compared with $17.9 million in 1999. This includes $24.2 million in revenue from the Company's CRO business, up 79% from $13.5 million in 1999.

R&D spending totaled $30.5 million in 2000, up 91% from $16.0 million in 1999. The increase was attributable to a second quarter license payment of $1 million for APOMINE, in-licensing costs of $4 million for ILX-651 during the third quarter, as well as increased levels of development spending on the Company's product pipeline, including OXYPRIM and NM-3.

ILEX's share of the loss from the CAMPATH joint venture totaled $5.4 million in 2000, an increase of 42% from $3.8 million in 1999. Losses during 2000 were primarily attributable to sales training and pre-marketing expenses in preparation for CAMPATH commercialization and to a license fee incurred by the joint venture in June 2000. CAMPATH development costs were offset in 2000 by advances received from Schering AG.

Total net loss for the year 2000 was $24.4 million, or a loss of $1.01 per share, compared to the 1999 net loss of $21.0 million, or a loss of $1.39 per share, excluding $14.6 million and $25.0 million related to in-process R&D expense and special charges incurred in 2000 and 1999, respectively.

YEAR 2001 FINANCIAL OUTLOOK

This section contains forward-looking guidance about ILEX's outlook in 2001. This guidance excludes the impact of any future potential merger and acquisition initiatives that may occur during the year and includes the impact of Staff Accounting Bulletin 101.

o Revenue: ILEX total revenue is expected to range between $22 and $24 million for 2001 with an increased focus on corporate partnering. The company's fee-for-service CRO revenue is expected to range between $14 and $16 million.



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o    CAMPATH Joint Venture: The U.S. product launch of CAMPATH is expected in the first half of the year, with investments to be made in sales and marketing efforts and ongoing development initiatives in order to position CAMPATH for long-term growth and realize maximize economic impact from the launch. The CAMPATH joint venture is expected to break even in 2001.

o Research & Development Expense: ILEX expects 2001 R&D spending, including licensing fees but excluding any in-process R&D expenses related to mergers and acquisitions, to range between $47 and $52 million for the year.

o In-process R&D Expense: As a result of ILEX acquiring the Symphar research business in Geneva, Switzerland in February 2001, an in-process R&D expense is expected of between $25 and $30 million.

o General & Administrative Expense: ILEX expects its G&A expense for 2001 to range between $8 and $10 million.

o Net Operating Loss: ILEX plans to continue making investments in its business to build a pharmaceutical company focused on cancer. The investments include spending on ILEX's expanding clinical pipeline, its premier oncology drug development capabilities, and the funding of its research organization. As a result of these investments, ILEX expects its net loss for 2001 to be in the range of $35 to 38 million, or a per share loss of $1.32 to $1.43 (excluding any in-process R&D expense).

o Cash: ILEX expects to end the year 2001 with a cash balance of approximately $150 to $155 million.


YEAR-END 2000 CONFERENCE CALL

ILEX management will host a conference call to review the Company's fourth quarter and year-end 2000 results, as well as the financial outlook for the year 2001, at 11:00 a.m. Eastern Time on February 14, 2001. The call can be accessed live from the Investors section of the ILEX website at www.ilexonc.com. A replay of the call will also



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be available at the same address starting approximately two hours following the live call and continuing for at least three days.

ABOUT ILEX

Founded in 1994 as an oncology drug development company, ILEX Oncology, Inc. is strategically positioned to become a leading oncology-focused pharmaceutical company. Based in San Antonio, Texas, ILEX is advancing a deep pipeline of anti-cancer compounds focused on the treatment of both advanced and early disease. The pipeline comprises multiple technologies at all stages of clinical development, including a monoclonal antibody, apoptosis-inducing agents, cytotoxic compounds with novel mechanisms of action, angiogenesis inhibitors and chemoprevention agents. ILEX maintains one of the biopharmaceutical industry's largest in-house development organizations for oncology drugs, with locations in San Antonio, Annapolis, Maryland, and the United Kingdom. ILEX also conducts translational research in angiogenesis inhibition, medicinal chemistry and nuclear receptor biology from its laboratories in Boston and Geneva, Switzerland. Further information about ILEX can be found on the company's website at www.ilexonc.com.

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because these statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in ILEX's compounds under development in particular; the potential failure of the Company's compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of the Company's compounds under development; failure to successfully implement or complete clinical trials; failure to receive market clearance from regulatory agencies for CAMPATH or our other compounds under development; management's ability to implement strategic initiatives; the ability of the Company to predict its future expenses and capital needs; the development of competing products; the ability of the Company to combine its disparate research capabilities and translate them into clinical drug development programs; uncertainties related to the Company's dependence on third parties and partners; unanticipated decrease in the demand for the Company's fee-for-service contract research business; and those risks described in the Company's Form S-3 filed March 8, 2000, as amended (Commission file #333-32000) and the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and in other filings made by the Company with the SEC. The Company disclaims any obligation to update these forward-looking statements.

                                       ##


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                               ILEX ONCOLOGY, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (In Thousands)


                                                                    DECEMBER 31,     DECEMBER 31,
                                                                         2000             1999
                                                                    -------------    -------------
ASSETS
 Cash, cash equivalents, restricted investments and marketable
    securities                                                      $     202,772    $      89,126
 Receivables, net                                                          12,940            8,833
 Prepaid expenses and other current assets                                  1,024              434
 Investment in and advances to joint ventures and                          (7,104)          (2,534)
    affiliates
 Other non-current assets                                                     248              142
 Property and equipment, net of accumulated depreciation                    6,476            4,705
                                                                    -------------    -------------
             TOTAL ASSETS                                           $     216,356    $     100,706
                                                                    =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities                                                $      18,991    $      10,676
 Long-term liabilities                                                      1,360              369
 Minority interest                                                             --            5,082
 Stockholders' equity                                                     196,005           84,579
                                                                    -------------    -------------
             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $     216,356    $     100,706
                                                                    =============    =============





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                               ILEX ONCOLOGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In Thousands, Except Per Share Amounts)


                                                            THREE MONTHS ENDED                  YEAR ENDED
                                                                DECEMBER 31,                     DECEMBER 31,
                                                      ------------------------------    ------------------------------
                                                           2000             1999             2000             1999
                                                      -------------    -------------    -------------    -------------
REVENUE:
  Product development                                 $         871    $       1,260    $       3,381    $       4,407
  Contract research services                                  5,155            3,975           24,204           13,457
                                                      -------------    -------------    -------------    -------------
           Total revenue                                      6,026            5,235           27,585           17,864
                                                      -------------    -------------    -------------    -------------

OPERATING EXPENSES:
  Research and development costs                              7,562            4,603           30,535           15,990
  Direct costs of research services                           4,546            3,326           19,920           13,227
  General and administrative                                  3,437              696            7,568            4,063
  In-process research and development                        14,562               --           14,562           11,124
  Special charges                                                --               --               --           13,882
                                                      -------------    -------------    -------------    -------------
           Total operating expenses                          30,107            8,625           72,585           58,286
                                                      -------------    -------------    -------------    -------------

OPERATING LOSS                                              (24,081)          (3,390)         (45,000)         (40,422)
                                                      -------------    -------------    -------------    -------------
OTHER INCOME (EXPENSE):
  Equity in (losses) income of:
      Research and development partnerships                  (1,871)              27           (5,370)          (3,824)
      Contract research affiliate                                --               --               --           (3,310)
   Interest income, net                                       3,451              785           11,747            1,700
   Minority interest in consolidated subsidiary                 (37)             (75)            (262)             (82)
                                                      -------------    -------------    -------------    -------------
LOSS BEFORE INCOME TAXES                                    (22,538)          (2,653)         (38,885)         (45,938)

  PROVISION FOR FOREIGN INCOME TAXES                            (40)             117               97              117
                                                      -------------    -------------    -------------    -------------
NET LOSS                                              $     (22,498)   $      (2,770)   $     (38,982)   $     (46,055)
                                                      =============    =============    =============    =============

BASIC AND DILUTED NET LOSS PER SHARE                  $       (0.89)   $       (0.15)   $       (1.61)   $       (3.04)
                                                      =============    =============    =============    =============

WEIGHTED AVERAGE NUMBER OF SHARES OF
   COMMON STOCK OUTSTANDING                                  25,344           18,752           24,285           15,144
                                                      =============    =============    =============    =============